Free Writing Prospectus

Dated August 8, 2016

Filed pursuant to Rule 433

Registration Number 333-212444

Offering Disclosure 2 This presentation has been prepared by Great Southern Bancorp, Inc . (“Great Southern” or the “Company”) solely for informational purposes based on information regarding its operations, as well as information from public sources . This presentation has been prepared to assist interested parties in making their own evaluation of Great Southern and does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision . In all cases, interested parties should conduct their own investigation and analysis of Great Southern, the information set forth in this presentation, included in or incorporated by reference into the prospectus supplement, and other information provided by or on behalf of Great Southern . This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Great Southern by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation . Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of Great Southern or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . Securities of Great Southern are not deposits or insured by the FDIC or any other agency . Except where information is provided as of a specified date, this presentation speaks as of the date hereof . The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof . Certain of the information contained herein may be derived from information provided by industry sources . Great Southern believes that such information is accurate and that the sources from which it has been obtained are reliable . Great Southern cannot guarantee the accuracy of such information, however, and has not independently verified such information . When used in this presentation and in documents filed or furnished by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 . Such statements are subject to certain risks and uncertainties, including, among other things, (i) non - interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected ; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected ; (iii) changes in economic conditions, either nationally or in the Company's market areas ; (iv) fluctuations in interest rates ; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write - offs and changes in estimates of the adequacy of the allowance for loan losses ; (vi) the possibility of other - than - temporary impairments of securities held in the Company's securities portfolio ; (vii) the Company's ability to access cost - effective funding ; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions ; (ix) demand for loans and deposits in the Company's market areas ; (x) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace ; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions ; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd - Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto ; (xiii) changes in accounting principles, policies or guidelines ; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U . S . Government and other governmental initiatives affecting the financial services industry ; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write - down assets ; (xvi) costs and effects of litigation, including settlements and judgments ; and (xvii) competition . The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements . Accordingly, readers are cautioned against placing undue reliance on such forward - looking statements . Past results are not necessarily indicative of future performance . The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward - looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events . Great Southern has filed a registration statement (including a prospectus) and a prospectus supplement which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents that Great Southern has filed with the Securities and Exchange Commission for more complete information about Great Southern and the offering . You may get these documents for free by visiting the SEC web site at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting : Sandler O’Neill + Partners, L . P . at toll - free 1 - 866 - 805 - 4128 or by emailing syndicate@sandleroneill . com .

Terms of Proposed Offering 3 Issuer Security Size Rating Covenants Use of Proceeds Great Southern Bancorp, Inc. (NASDAQ: GSBC) Fixed to Floating Rate Subordinated Notes $50.0 million BBB - by Kroll Bond Rating Agency Consistent with regulatory requirements for Tier 2 Capital Improve regulatory capital ratios, enhance the Bank’s financial flexibility, support organic growth and potential acquisitions, and general corporate purposes Term 10 years Sole Book - Running Manager Sandler O’Neill + Partners, L.P. Call Provision 10 Year, Non - Call 5 Years

Proven Leadership Team 4 Strategy / Financial Operations / Infrastructure/ Technology Lending / Credit Administration ▪ Joined Great Southern Bank in 1991 and became an officer in 1995 ▪ Became director of Great Southern Bank in 1997 ▪ Has over 20 years of experience in an officer role at Great Southern Bank Joseph W. Turner President & CEO Age: 52 ▪ Joined Great Southern Bank in 1996 ▪ Responsible for all operations functions of the bank ▪ Has 37 years of experience in the banking industry, primarily in operations and data processing at a former regional bank Douglas W. Marrs Director of Operations and Secretary Age: 58 ▪ Joined Great Southern Bank in 1990 ▪ Responsible for all lending activities of the bank ▪ Has 26 years of experience at Great Southern. Prior to joining Great Southern, Mr. Mitchem was a senior FDIC bank examiner for 16 years ▪ To retire in April 2017 Steven G. Mitchem Chief Lending Officer Age: 64 ▪ Joined Great Southern Bank in 2011 ▪ Responsible for all production in commercial, retail and community development lending ▪ Has 27 years of experience in the banking industry, including roles at the FDIC, LaSalle Bank and Private Bank ▪ Will take over duties of Mr. Mitchem in this area when he retires in 2017 John Bugh Chief Loan Production Officer Age: 48 ▪ Joined Great Southern Bank in 2000 ▪ Prior to coming to Great Southern Bank, served other financial services companies in areas of corporate accounting, internal audit, and independent public accounting ▪ Has 30 years of experience in banking and public accounting with 16 years as CFO of Great Southern Rex A. Copeland CFO and Treasurer Age: 52 ▪ Joined Great Southern Bank in 1997 ▪ Responsible for all information services and technology for the company ▪ Has 39 years of experience in the banking industry, primarily in technology, data processing, operations and treasury management at a former regional bank Linton J. Thomason Director of Information Systems Age: 60 ▪ Joined Great Southern Bank in 2005 ▪ Responsible for credit underwriting, loan operations and special assets ▪ Has 27 years of experience in the banking industry, including roles at the FDIC, LaSalle Bank and First Bank of Illinois ▪ Will take over duties of Mr . Mitchem in this area when he retires in 2017 Kevin Baker Chief Credit Officer Age: 49 ▪ Joined Great Southern Bank in 1997 ▪ Responsible for oversight of credit risk in the entire loan portfolio ▪ Has 36 years of experience in the banking industry, including six years as a FDIC examiner Debbie Flowers Director of Credit Risk Age: 59

Great Southern Snapshot

Company overview

- Great Southern Bank was founded in 1923, with a $5,000 investment, four employees and 936 customers
- Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers
- Strong and experienced management team
- 106 banking offices strategically located in six states in the Midwest, and a commercial loan office in Tulsa, OK and Dallas, TX
- Sharp focus on developing and expanding customer relationships, sustaining a strong credit discipline, and driving operational efficiencies
- Well capitalized with strong loan growth and a favorable deposit mix
- Proven ability to grow loan portfolio by attracting new customers and deepening current customer relationships
- Strong credit quality
- Great Southern Bank has over 1,200 associates and services 181,000 customer households

Financial highlights *($ in millions)*

	As of or for the Year ended		As of or for the six months ended
	December 31, 2014	December 31, 2015	June 30, 2016
Balance Sheet			
Total Assets	$3,951	$4,104	$4,408
Loans Held-for-Investment	$3,077	$3,379	$3,693
Loans Held-for-Sale	$15	$12	$13
Total Deposits	$2,991	$3,269	$3,384
Total Equity [1]	$420	$398	$414
Common Equity	$362	$398	$414
Profitability			
ROAA	1.14%	1.14%	1.04%
ROATCE [2]	12.71%	12.20%	11.31%
Net Interest Margin	4.84%	4.53%	4.18%
Efficiency Ratio	66.30%	62.85%	63.47%
Capital			
TCE / TA [3]	8.98%	9.58%	9.12%
Common Equity Tier 1 Ratio	10.64%	10.81%	10.18%
Tier 1 Ratio	13.34%	11.50%	10.81%
Total Risk-Based Ratio	14.52%	12.56%	11.77%
Leverage Ratio	11.13%	10.20%	9.92%
Asset Quality [4]			
Allowance For Loan Losses / Loans	1.34%	1.20%	1.10%
NPAs / Loans & OREO	1.39%	1.28%	0.90%
Allowance For Loan Losses / NPLs	471.77%	230.24%	656.56%
Annualized NCOs / Avg. Loans	0.24%	0.20%	0.27%
Gross NPAs / Assets	1.11%	1.07%	0.77%
NPLs / Loans	0.26%	0.49%	0.16%

1) GSBC redeemed SBLF in 2015
2) See appendix for reconciliation of return on tangible common equity (page 32)
3) See appendix for reconciliation of tangible common equity to tangible assets (page 32)
4) Excludes FDIC-acquired assets

5

Ownership Profile 6 Institutional 34.9% Insider 23.7% Mutual Fund 17.3% Other 24.1% 13.9mm Shares Out . Current Position Shares As % of Insider Ownership Owned Shares Out. 1Turner Family (various holders) 2,119,010 15.25 2Earl A. Steinert Jr. 933,596 6.72 3Larry D. Frazier 91,800 0.66 4Steven G. Mitchem 89,200 0.64 5Rex A. Copeland 20,498 0.15 6William E. Barclay 17,540 0.13 7Thomas J. Carlson 12,999 0.09 8Linton J. Thomason 7,039 0.05 9Douglas W. Marrs 2,582 0.02 10Grant Q. Haden 1,200 0.01 11Douglas M. Pitt 1,100 0.01 Total Insider Ownership 3,296,564 23.72 Insider Ownership Ownership Overview

Banking Center Network 7 11 banking centers / offices 19 banking centers 4 banking centers 65 banking centers / offices 5 banking centers Commercial lending office Commercial lending office In last three years: ▪ Consolidated 29 banking centers - 22 in Missouri, six in Iowa, and one in Kansas ▪ Sold two offices in Missouri ▪ Acquired 24 banking centers - 13 in Missouri and 11 in Iowa ▪ Opened five new banking centers – Omaha, Neb., Fayetteville, Ark., Ferguson, Mo., Columbia, Mo., and Overland Park, Kan., with commercial lending office relocation ▪ Relocated/replaced four banking centers – Springfield, Mo., Maple Grove, Minn., Ava, Mo., and Ames, Iowa 2 banking centers 106 banking centers / 2 commercial loan offices

$150 $200 $250 $300 $350 $400 $450 Financial Performance: Consistent Growth 8 Total Assets Total Loans Tangible Common Equity¹ $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 1) See appendix for r econciliation of tangible common equity (page 32) $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 $5,000

Significant Acquisitions Growth Through S trategic A cquisitions 9 Acquired Deposit Acquisition Loans Deposits Number Premium Target Date County State ($mm) ($mm) of Branches (%) Valley Bank 6/20/2014 Scott IA 193.2 365.6 13 – InterBank 4/27/2012 Hennepin MN 393.3 454.3 4 – Sun Security Bank 10/7/2011 Various MO 240.5 280.1 27 – Vantus Bank 9/4/2009 Woodbury IA 331.5 349.9 15 0.5 TeamBank 3/20/2009 Miami KS 435.8 512.0 17 1.0 Fifth Third Bancorp 1/29/2016 St. Louis MO 158.9 228.3 12 3.1 Boulevard Bank 3/21/2014 Newton MO 10.9 92.6 2 1.1 FDIC-assisted Branches

Acquisition of Fifth Third Bank Branches 10 Overview ▪ Completed January 29, 2016 ▪ 12 branches ▪ 12,000 households ▪ Approx. $158.9 million in loans ▪ Approx. $228.3 million in deposits Financially attractive Strategic value ▪ Accretive immediately, fully realized starting in second quarter 2016 ▪ Resulted in $4.4 million of deposit intangible and $4.2 million of goodwill ▪ Increases presence in St. Louis market; complements existing locations ▪ Increases branches from eight to 20; offers higher level of service and opportunity for consumer lending and deposit growth ▪ Doubles total deposits in St. Louis market ▪ Attractive core deposit base with approx. 82% non - time deposits ▪ Strong post - acquisition capital ratios ▪ Purchased loans are currently performing ▪ Deposits are at market rates and have been stable ▪ Retained most branch personnel for continuity of customer contact 1) Assumes no significant loan or deposit run - off. Includes non - cash core deposit intangible amortization

54.17% 56.98% 51.44% 64.05% 66.30% 62.85% 63.47% 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 YTD $23.9 $30.3 $48.7 $33.7 $43.5 $46.5 $22.3 – $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 YTD Net Income ($mm) Financial Performance: Profitability 11 Efficiency Ratio ROATCE¹ ROAA EPS (Fully Diluted) 1) See appendix for r econciliation of return on tangible common equity (page 32) 8.27% 10.33% 16.73% 10.51% 12.71% 12.20% 11.31% 0.68% 0.87% 1.22% 0.89% 1.14% 1.14% 1.04% $1.46 $1.93 $3.54 $2.42 $3.10 $3.28 $1.59

– $100 $200 $300 $400 $500 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 $ in millions – $100 $200 $300 $400 $500 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 $ in millions Capital Ratios and Balances 12 Consolidated Bank June 30, 2016 Tier 1 Common Ratio 10.18% Tier 1 Ratio 10.81% Total Risk-Based Ratio 11.77% Leverage Ratio 9.92% June 30, 2016 Tier 1 Common Ratio 10.29% Tier 1 Ratio 10.29% Total Risk-Based Ratio 11.25% Leverage Ratio 9.46% 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2 Q2016 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016

Pro Forma Capitalization

($ in thousands)	Actual 6/30/2016	Sub Debt Issuance Adjustments	Pro Forma For Sub Debt 6/30/2016
Regulatory Capital			
Common Equity Tier 1 Capital	$ 405,335	$ -	$ 405,335
Trust Preferred Securities	25,000	-	25,000
Additional Tier 1 Capital	19	-	19
Tier 1 Capital	430,354	-	430,354
ALLL	38,133	-	38,133
Sub Debt	-	50,000	50,000
Tier 2 Capital	38,133	50,000	88,133
Total Capital	$ 468,487	$ 50,000	$ 518,487
Total Assets for Regulatory Ratios			
Risk-Weighted Assets	3,982,018	9,750	3,991,768
Total Assets For Leverage Ratio	4,338,485	48,750	4,387,235
TCE / TA			
Tangible Common Equity	400,845	-	400,845
Tangible Assets	4,395,097	48,750	4,443,847
Capital Ratios			
TCE / TA[1]	9.12%		9.02%
Leverage Ratio	9.92%		9.81%
Common Equity Tier 1 Capital Ratio	10.18%		10.15%
Tier 1 Ratio	10.81%		10.78%
Total Capital Ratio	11.77%		12.99%



Current
Pro Forma
9.12%
9.02%
9.92%
9.81%
10.18%
10.15%
10.81%
10.78%
11.77%
12.99%
TCE / TA1
Leverage Ratio
Common Equity Tier 1 Capital Ratio
Tier 1 Ratio
Total Capital Ratio

1) See appendix for reconciliation of tangible common equity to tangible assets (page 32)

Note: Assumes $50 million subordinated debt issuance, a 1.50% underwriting fee, $500 thousand other offering expenses, and 20% risk weighting on net proceeds

13

Diversified Legacy Loan Portfolio¹ 14 By Loan Type By Region Note: Data as of June 30, 2016 1) Loans other than those acquired in FDIC - assisted transactions 2) Includes Home Equity Loans of $102.7 million $3.4B $3.4B Consumer² 20% Single Family Real Estate 11% Multifamily Real Estate 15% Commercial Real Estate 33% Const. & Land Dev. 11% Bonds 1% Commercial Business 9% St. Louis 20% Springfield 13% Kansas City 7% Branson 3% Other Missouri 12% Minnesota 3% Other Kansas 3% Other Arkansas 3% Iowa/ Nebraska/ South Dakota 8% Fayetteville 3% Oklahoma 6% Texas 7% Other Regions 12%

Loan Composition Trends


9% 11% 28% 11% 13% 9% 19%
9% 10% 29% 12% 13% 10% 17%
9% 10% 30% 12% 13% 10% 16%
9% 12% 29% 12% 13% 10% 15%
8% 11% 30% 13% 13% 11% 14%
8% 11% 28% 13% 12% 11% 17%
7% 11% 27% 15% 12% 13% 15%
7% 11% 28% 15% 12% 14% 13%
7% 11% 28% 16% 12% 14% 12%
7% 11% 28% 16% 12% 14% 12%
7% 11% 28% 16% 12% 15% 11%
7% 11% 27% 19% 10% 16% 10%
10% 10% 26% 19% 10% 16% 9%
9% 12% 27% 19% 9% 16% 8%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2
2013
2014
2015
2016
Single Family
Multifamily
Commercial
Construction & Land Development
Commercial Business
Consumer
Acquired

Gross Loans ($ in millions)	2013				2014				2015				2016	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Real Estate Loans:														
Single Family	$227	$229	$230	$235	$236	$238	$222	$231	$239	$241	$250	$260	$377	$366
Multifamily	272	260	252	326	310	343	353	392	396	386	408	420	415	522
Commercial	699	723	758	781	828	845	872	946	966	1,015	1,042	1,043	1,048	1,154
Construction & Land Development	280	308	305	317	349	410	490	514	566	581	579	721	752	816
Commercial Business	330	320	321	357	361	375	393	395	408	431	449	395	389	401
Consumer	229	242	263	275	301	346	414	468	493	518	556	599	643	660
Acquired (covered & non-covered)	488	442	413	386	375	523	498	458	438	416	387	363	344	322
Total [1]	**$2,525**	**$2,524**	**$2,542**	**$2,677**	**$2,760**	**$3,080**	**$3,242**	**$3,404**	**$3,506**	**$3,588**	**$3,671**	**$3,801**	**$3,968**	**$4,241**

1) Includes undisbursed portion of loans in process and deferred loan fees and gain, net

15

CRE Overview 16 Retail 33% Office Buildings 18% Healthcare 13% Industrial 12% Motel/Hotels 8% Other 16% Portfolio Characteristics June 30, 2016 % Total Portfolio 33% 10 Largest Loan Relationships / CRE Portfolio 15% 10 Largest Loan Relationships / Total Loans 5% Weighted Average Maturity 3.6 years Weighted Average Interest Rate 4.1% Owner-occupied 16% $1,126M

Springfield MSA 9% St. Louis MSA 13% Minnesota MSA 9% Other Missouri 5% Iowa/ Nebraska/ South Dakota 7% Arkansas 6% Oklahoma 12% Texas 13% Kansas City MSA 2% Other Kansas 5% Other 19% Multifamily Overview 17 $501M Portfolio Characteristics June 30, 2016 % Total Portfolio 15% 10 Largest Loan Relationships / MF Portfolio 28% 10 Largest Loan Relationships / Total Loans 4% Weighted Average Maturity 2.3 years Weighted Average Interest Rate 4.1%

Apartment 46% Retail 21% Commercial & Residential Land Dev. 16% Other CRE Under Construction 9% SFR Under Construction 4% Other 4% C&D Overview 18 $368M Portfolio Characteristics June 30, 2016 % Total Portfolio 11% 10 Largest Loan Relationships / C&D Portfolio 59% 10 Largest Loan Relationships / Total Loans 6% Weighted Average Maturity 2.6 years Weighted Average Interest Rate 3.7%

Fayetteville 9% Arkansas Other 9% Oklahoma 1% Springfield 16% St. Louis 7% Kansas City 4% Missouri Southeast 16% Missouris NE/NW 1% Missouri Central 5% Missouri Southwest 14% Iowa / Nebraska / South Dakota 10% Kansas Other 3% Other Regions 5% Auto Overview 19 $486M Portfolio Characteristics June 30, 2016 % of Total Consumer Portfolio 74%New Autos 6% Average Origination Balance $16,100Used Autos 94% Expected Life 34 MonthsIndirect Loans 89% Average Origination Term 5 yearsDirect Loans 11% Average Primary FICO 692

Loan Credit Portfolio Summary 20 1) Commercial business includes agriculture production, commercial and industrial, purchase carry securities, and other 2) Net of discounts $ in thousands As of June 30, 2016 Special Total Satisfactory Watch Mention Substandard Doubtful Loans One to four family residential construction $27,685 – $946 – – $28,631 Subdivision construction 14,496 258 3,320 397 – 18,471 Land development 45,554 8,596 – 4,083 – 58,233 Commercial construction 710,926 – – – – 710,926 Owner occupied one- to four-family residential 218,403 108 – 1,287 – 219,798 Non-owner occupied one- to four-family residential 141,780 549 3,439 635 – 146,403 Commercial real estate 1,121,543 20,204 – 11,861 – 1,153,608 Other residential 513,335 8,356 – – – 521,691 Commercial business¹ 363,168 2,580 429 148 – 366,325 Industrial revenue bonds 34,342 – – – – 34,342 Consumer auto 484,061 – – 1,154 – 485,215 Consumer other 71,377 – – 608 – 71,985 Home equity lines of credit 102,138 – – 373 – 102,511 Acquired FDIC-covered loans 2 153,294 – – 12 – 153,306 Acquired loans no longer covered by FDIC loss sharing agreements 2 85,152 – – 48 – 85,200 Acquired non-covered loans 2 82,566 – – 1,453 – 84,019 Total $4,169,820 $40,651 $8,134 $22,059 – $4,240,664

Asset Quality Trends[1]


NPAs / Assets
2.30%
1.96%
1.84%
1.75%
1.11%
1.07%
0.77%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Q2


NCOs / Average Loans
2.05%
2.09%
2.43%
0.91%
0.24%
0.20%
0.27%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Q2 YTD


Reserves / Loans
2.48%
2.33%
2.21%
1.92%
1.34%
1.20%
1.10%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Q2


Reserves / NPLs
141.02%
149.95%
180.84%
201.53%
471.77%
230.24%
656.56%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Q2

1) Excludes FDIC-acquired assets

21

Asset & Credit Quality

Dollars in thousands	As of or for the Year Ended,						As of or for YTD
	2010Y	2011Y	2012Y	2013Y	2014Y	2015Y	2016Q2
Non-Performing Assets[1]							
Gross non-accruing loans	$28,833	$27,091	$21,766	$19,298	$7,371	$16,569	$5,808
90+ Days Past Due	587	406	712	608	776	0	0
OREO and repossessions	48,900	46,872	50,144	42,145	35,541	27,391	28,037
Non-Performing Assets	**78,320**	**74,369**	**72,622**	**62,051**	**43,688**	**43,960**	**33,845**
Restructured Troubled Debt	20,400	58,123	46,768	54,104	47,623	45,015	40,972
Non-Performing Assets + TDRs	**$98,720**	**$132,492**	**$119,390**	**$116,155**	**$91,311**	**$88,975**	**$74,817**
Loan Loss Reserves							
Loan Loss Reserve - Beginning of Period	$40,101	$41,487	$41,232	$40,649	$40,116	$38,435	$38,149
Add: Recoveries	5,804	5,063	3,845	5,533	5,997	3,707	3,126
Less: Charge-offs	40,048	40,654	48,291	23,452	11,829	9,512	7,543
Add: Provision Expense	35,630	35,336	43,863	17,386	4,151	5,519	4,401
Loan Loss Reserve - End of Period	**$41,487**	**$41,232**	**$40,649**	**$40,116**	**$38,435**	**$38,149**	**$38,133**
Credit Quality Ratios (%)[1]							
Allowance for Loan Losses / Loans	2.48%	2.33%	2.21%	1.92%	1.34%	1.20%	1.10%
NPAs / Loans & OREO	3.93%	3.31%	2.98%	2.46%	1.39%	1.28%	0.90%
Allowance for Loan Losses / NPLs	141.02%	149.95%	180.84%	201.53%	471.77%	230.24%	656.56%
NCOs / Avg. Loans	2.05%	2.09%	2.43%	0.91%	0.24%	0.20%	0.27%
Gross NPAs / Assets	2.30%	1.96%	1.84%	1.75%	1.11%	1.07%	0.77%
NPLs / Loans	1.52%	1.25%	0.94%	0.80%	0.26%	0.49%	0.16%

1) Excludes FDIC-acquired assets

22

6% 5% 5% 5% 4% 8% 9% 8% 9% 10% 9% 8% 7% 7% 7% 8% 13% 12% 11% 10% 10% 11% 13% 14% 15% 16% 16% 16% 22% 21% 19% 18% 18% 17% 18% 18% 16% 16% 16% 15% 15% 15% 52% 52% 44% 46% 49% 48% 46% 46% 45% 43% 43% 43% 44% 44% 13% 14% 19% 19% 18% 17% 17% 17% 17% 17% 17% 18% 18% 18% Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Non-interest Bearing Demand Interest-bearing Demand and Savings Retail Time Time: $100,000 - $250,000 Time: > $250,000 $ in millions 2013 2014 2015 2016 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Non-interest Bearing Demand $414 $425 $541 $523 $558 $551 $522 $518 $550 $544 $540 $572 $615 $596 Interest-bearing Demand and Savings 1,674 1,551 1,272 1,292 1,463 1,540 1,425 1,375 1,474 1,388 1,410 1,409 1,531 1,488 Retail Time 694 642 553 520 531 553 539 521 522 518 519 500 526 519 Time: $100,000 - $250,000 238 238 358 343 336 309 302 337 411 440 496 529 541 541 Time: > $250,000 200 158 129 131 128 249 283 240 302 306 282 259 256 240 Total Deposits $3,220 $3,014 $2,853 $2,809 $3,016 $3,202 $3,071 $2,991 $3,259 $3,196 $3,247 $3,269 $3,469 $3,384 Deposit Composition Trends 23 2013 2014 2015 2016

Core Net Interest Margin¹ 24 1) See appendix for r econciliation of core net interest margin (page 31) 6.26% 6.08% 5.76% 5.35% 4.94% 4.60% 4.45% 3.32% 3.61% 3.60% 3.66% 3.83% 3.76% 3.71% 1.50% 1.11% 0.78% 0.57% 0.46% 0.44% 0.50% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 YTD Loan Yield NIM Cost of Funds

Net Interest Margin 25 7.22% 8.53% 7.31% 6.82% 6.20% 5.48% 4.98% 3.93% 5.17% 4.61% 4.70% 4.84% 4.53% 4.18% 1.50% 1.11% 0.78% 0.57% 0.46% 0.44% 0.50% 0.00% 2.00% 4.00% 6.00% 8.00% 2010Y 2011Y 2012Y 2013Y 2014Y 2015Y 2Q2016 YTD Loan Yield NIM Cost of Funds

Securities Portfolio 26 1) All FNMA 2) All GNMA, FNMA, FHLMC Available-for-Sale ($ in thousands) Book Value Gain / Loss Fair Value U.S. Government Agencies¹ $20,000 $19 $20,019 Mortgage-Backed Securities² 144,300 2,053 146,353 States and Political Subdivisions 66,049 5,779 71,828 Total $230,349 $7,851 $238,200 Available-for-Sale Portfolio Characteristics Held-to- Weighted average effective duration: 1.7 years Current tax-equivalent yield: 3.01% U.S. Government Agencies¹ 8% Mortgage - Backed Securities² 62% States and Political Subdivisions 30% Held-to-Maturity ($ in thousands) Book Value Gain / Loss Fair Value States and Political Subdivisions $247 $18 $265 Total $247 $18 $265 Held-to-Maturity Portfolio Characteristics Weighted average life: 1.8 years Current tax-equivalent yield: 7.36% $238M

Dollars in thousands For the Quarter Ended, 3/31/2015 6/30/2015 9/30/2015 12/31/2015 3/31/2016 6/30/2016 Interest Coverage Total deposits $3,162 $3,133 $3,500 $3,716 $3,934 $4,121 FHLB advances 447 416 468 376 438 257 Short-term borrowings and repos 21 16 14 14 81 406 Trust preferred securities 151 160 248 155 174 190 Total interest expense $3,781 $3,725 $4,230 $4,261 $4,627 $4,974 Pre-tax income $15,527 $16,217 $14,928 $15,394 $13,072 $17,471 Interest coverage ratio (including deposit expense) 5.1x 5.4x 4.5x 4.6x 3.8x 4.5x Interest coverage ratio (excluding deposit expense) 26.1x 28.4x 21.4x 29.2x 19.9x 21.5x Pro forma subordinated debt expense ($50mm @ 5.50%) $688 $688 $688 $688 $688 $688 Interest coverage ratio (including deposit expense & subordinated debt offering) 4.3x 4.5x 3.9x 4.0x 3.3x 4.0x Interest coverage ratio (excluding deposit expense; including subordinated debt offering) 12.4x 13.1x 11.0x 12.9x 10.0x 11.9x Historical Interest Coverage 27

Appendix

Balance Sheet 29 ($ in thousands, except per share amounts) December 31, 2014 December 31, 2015 June 30, 2016 ASSETS: Cash $109,052 $115,198 $117,130 Interest-bearing deposits in other financial institutions 109,595 83,985 86,574 Cash and cash equivalents 218,647 199,183 203,704 Available-for-sale securities 365,506 262,856 238,200 Held-to-maturity securities 450 353 247 Mortgage loans held for sale 14,579 12,261 13,018 Loans receivable, net of allowance for loan losses 3,038,848 3,340,536 3,655,228 FDIC indemnification asset 44,334 24,082 16,534 Interest receivable 11,219 10,930 11,837 Prepaid expenses and other assets 60,452 59,322 47,895 Other real estate owned, net 45,838 31,893 34,873 Premises and equipment, net 124,841 129,655 142,338 Goodwill and other intangible assets 7,508 5,758 13,377 Investment in Federal Home Loan Bank stock 16,893 15,303 22,203 Current and deferred income taxes 2,219 12,057 9,020 Total Assets $3,951,334 $4,104,189 $4,408,474 LIABILITIES AND STOCKHOLDERS' EQUITY: Liabilities Deposits $2,990,840 $3,268,626 $3,384,020 Federal Home Loan Bank advances 271,641 263,546 31,499 Securities sold under reverse repurchase agreements with customers 168,993 116,182 121,818 Short-term borrowings 42,451 1,295 401,260 Subordinated debentures issued to capital trusts 30,929 25,774 25,774 Accrued interest payable 1,067 1,080 1,098 Advances from borrowers for taxes and insurance 4,929 4,681 8,376 Accounts payable and accrued expenses 20,739 24,778 20,407 Total Liabilities 3,531,589 3,705,962 3,994,252 Stockholders' Equity Capital stock Serial preferred stock 57,943 – – Common stock 138 139 139 Additional paid-in capital 22,345 24,371 24,896 Retained earnings 332,283 368,053 384,450 Accumulated other comprehensive income 7,036 5,664 4,737 Total Stockholders' Equity 419,745 398,227 414,222 Total Liabilities and Stockholders' Equity $3,951,334 $4,104,189 $4,408,474

Income Statement 30 ($ in thousands, except per share amounts) Year Ended December 31, 2014 Year Ended December 31, 2015 June 30, 2016 YTD INTEREST INCOME: Loans $172,569 $177,240 $88,125 Investment securities and other 10,793 7,111 3,257 Total interest income 183,362 184,351 91,382 INTEREST EXPENSE: Deposits 11,225 13,511 8,056 Federal Home Loan Bank advances 2,910 1,707 696 Short-term borrowings and repurchase agreements 1,099 65 487 Subordinated debentures issued to capital trusts 567 714 363 Total Interest Expenses 15,801 15,997 9,602 Net interest income 167,561 168,354 81,780 Provision for loan losses 4,151 5,519 4,401 Net interest income after provision for loan losses 163,410 162,835 77,379 NON-INTEREST INCOME: Commissions 1,163 1,136 518 Service charges and ATM fees 19,075 19,841 10,653 Net realized gains on sales of loans 4,133 3,888 1,845 Net realized gains on sales of available-for-sale securities 2,139 2 2,738 Late charges and fees on loans 1,400 2,129 879 Gain (loss) on derivative interest rate products (345) (43) (237) Gain recognized on business acquisitions 10,805 – – Amortization of income/expense related to business acquisitions (27,868) (18,345) (4,872) Other income 4,229 4,973 2,366 Total non-interest income 14,731 13,581 13,890 NON-INTEREST EXPENSE: Salaries and employee benefits 56,032 58,682 30,610 Net occupancy and equipment expense 23,541 25,985 13,221 Postage 3,578 3,787 1,958 Insurance 3,837 3,566 1,983 Advertising 2,404 2,317 963 Office supplies and printing 1,464 1,333 860 Telephone 2,866 3,235 1,826 Legal, audit and other professional fees 3,957 2,713 1,652 Expense on foreclosed assets 5,636 2,526 1,785 Partnership tax credit investment amortization 1,720 1,680 840 Other operating expenses 15,824 8,526 5,028 Total non-interest expense 120,859 114,350 60,726 Income before income taxes 57,282 62,066 30,543 Provision for income taxes 13,753 15,564 8,216 Net income 43,529 46,502 22,327 Preferred stock dividends 579 554 – Net income available to common stockholders $42,950 $45,948 $22,327 Basic earnings per common share (actual) $3.14 $3.33 $1.61 Diluted earnings per common share (actual) 3.10 3.28 1.59 Dividends declared per common share 0.80 0.86 0.44

Non-GAAP Reconciliation

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin, return on average tangible common equity, and tangible common equity to tangible assets.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to our pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that the core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating return on average tangible common equity and the ratio of tangible common equity to tangible assets, we subtract average intangible assets from average common equity and intangible assets from common equity and from total assets. Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as they provide a method to assess management's success in utilizing our tangible capital as well as our capital strength. Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	FY 2010		FY 2011		FY 2012		FY 2013		FY 2014		FY 2015		Six months ended 06/30/16	
	$000	%	$000	%	$000	%	$000	%	$000	%	$000	%	$000	%
Reported net interest income/margin	$125,341	3.93	$163,521	5.17	$165,131	4.61	$159,592	4.70	$167,561	4.84	$168,354	4.53	$81,780	4.18
Less: Impact of loss share adjustments	19,452	0.61	49,208	1.56	36,186	1.01	35,211	1.04	34,974	1.01	28,531	0.77	9,240	0.47
Core net interest income/margin	**$105,889**	**3.32**	**$114,313**	**3.61**	**$128,945**	**3.60**	**$124,381**	**3.66**	**$132,587**	**3.83**	**$139,823**	**3.76**	**$72,540**	**3.71**

31

Non-GAAP Reconciliation (con't)

Non-GAAP Reconciliation: Return on Average Tangible Common Equity and Tangible Common Equity to Tangible Assets

($ in thousands)

		FY 2010	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015	Six months ended 06/30/16
Net Income Available to Common Shareholders	(a)	**$20,462**	**$26,259**	**$48,098**	**$33,150**	**$42,950**	**$45,948**	**$22,327**
Average Common Equity		$253,319	$259,315	$294,339	$320,707	$344,727	$383,439	$409,058
Less: Average Intangible Assets		5,822	5,208	6,865	5,229	6,706	6,679	12,226
Average Tangible Common Equity	(b)	**$247,497**	**$254,107**	**$287,474**	**$315,478**	**$338,021**	**$376,760**	**$396,832**
Return on Average Tangible Common Equity	(a)/(b)	**8.27%**	**10.33%**	**16.73%**	**10.51%**	**12.71%**	**12.20%**	**11.31% (A)**
Common Equity At Period End		$247,529	$266,644	$311,931	$322,755	$361,802	$398,227	$414,222
Less: Intangible Assets At Period End		5,395	6,929	5,811	4,583	7,508	5,758	13,377
Tangible Common Equity At Period End	(c)	**$242,134**	**$259,715**	**$306,120**	**$318,172**	**$354,294**	**$392,469**	**$400,845**
Total Assets at Period End		**$3,411,505**	**$3,790,012**	**$3,955,182**	**$3,560,250**	**$3,951,334**	**$4,104,189**	**$4,408,474**
Less: Intangible Assets At Period End		5,395	6,929	5,811	4,583	7,508	5,758	13,377
Tangible Assets as Period End	(d)	**$3,406,110**	**$3,783,083**	**$3,949,371**	**$3,555,667**	**$3,943,826**	**$4,098,431**	**$4,395,097**
Tangible Common Equity to Tangible Assets	(c)/(d)	**7.11%**	**6.87%**	**7.75%**	**8.95%**	**8.98%**	**9.58%**	**9.12%**

(A) Annualized year to date as of June 30, 2016

32